TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM 125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY October 20, 2025 Flagstar Bank, National Association, 102 Duffy Avenue, Hicksville, New York 11801. Ladies and Gentlemen: In connection with the filing by Flagstar Bank, National Association, a banking association organized under the laws of the United States (“you”) of Post- Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-268634) with the Office of the Comptroller of the Currency on or about October 20, 2025 pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency, including 12 C.F.R. § 16.15, with respect to the (i) 3,082,914 shares of common stock, par value $0.01 (“Common Stock”), issuable pursuant to awards under the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan (“Flagstar Stock Plan”); and (ii) 4,197,129 additional shares of Common Stock that may be issued pursuant to awards granted under the Flagstar Stock Plan, as assumed by you as of October 17, 2025, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the Common Stock has been duly issued and sold as contemplated by the Flagstar Stock Plan, the Common Stock will be validly issued and fully paid. In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and issuance of the Common Stock. The foregoing opinion is limited to the Federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that Flagstar Bank, National Association, has been duly organized under the laws of the United States. We have relied as to certain factual matters on information obtained from public officials, officers of Flagstar Bank, National Association and other sources believed by us to be responsible.

Flagstar Bank, National Association -2- We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent would be required under Section 7 of the Securities Act of 1933, as amended (the “Act”) with respect to the filing of a registration statement under the Act. Very truly yours,